UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 9, 2012

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On October 9, 2012, Activision Blizzard, Inc. (the “Company”) received notice from Stéphane Roussel that he was resigning from the Company’s Board of Directors (the “Board”).

(d)  Effective as of October 12, 2012, Jean-François Dubos was elected as member of the Board.  Mr. Dubos will serve on the Board until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal.

Mr. Dubos was elected to fill the vacancy on the Board left by Mr. Roussel’s resignation from the Board.  Since Mr. Roussel was a “Vivendi Designee” within the meaning of the Company’s Bylaws, in accordance with those Bylaws, Mr. Dubos was appointed to the Board by the Vivendi Nominating Committee, a subcommittee of the Company’s Nominating and Corporate Governance Committee comprised solely of Vivendi Designees.

As a Vivendi Designee, Mr. Dubos will not receive any compensation from the Company in connection with his service on the Board.

Mr. Dubos has been the Chairman of the Management Board of Vivendi, S.A. (“Vivendi”) since June 28, 2012 and previously was Executive Vice-President, General Counsel and Secretary of the Management and Supervisory Boards of Vivendi.  On July 9, 2008, a business combination (the “Combination”) by and among the Company, Sego Merger Corporation, a wholly owned subsidiary of the Company, Vivendi, VGAC LLC, a wholly owned subsidiary of Vivendi (“VGAC”), and Vivendi Games, Inc. (“Vivendi Games”), a wholly owned subsidiary of VGAC, was consummated.

•                  In connection with the consummation of the Combination, on July 9, 2008, the Company, Vivendi, VGAC and Vivendi Games entered into an investor agreement. In accordance with the investor agreement, during 2011:

•                  the Company reimbursed Vivendi for an aggregate of $1,248,702 in respect of expenses it incurred relating to certain stock-settled equity awards granted by it and its controlled affiliates to Vivendi Games’ employees prior to the consummation of the Combination;

•                  the Company paid an aggregate of $976,068 of dividend equivalents in respect of equity awards granted by Vivendi and its controlled affiliates to Vivendi Games’ employees prior to the consummation of the Combination;

•                  Vivendi reimbursed the Company for an aggregate of $844,795 in respect expenses it incurred relating to its reporting obligations to Vivendi.

•                  Also in connection with the consummation of the Combination, on July 9, 2008, the Company entered into a tax sharing agreement with Vivendi Games and Vivendi Holding I Corp., a subsidiary of Vivendi. During 2011, the Company did not pay Vivendi anything in accordance with the tax sharing agreement and Vivendi paid the Company an aggregate of $633,499 in accordance therewith.

•                  On June 19, 2008, the Company entered into a cash management services agreement with Vivendi which was effective as of the consummation of the Combination on July 9, 2008 and amended as of February 2, 2010. The Company paid Vivendi an aggregate of $407,258 during 2011 in accordance with the cash management services agreement.

•                  The Company uses derivative financial instruments, primarily currency forward contracts and swaps, to reduce risks arising from foreign currency fluctuations. Vivendi is the Company’s principal counterparty for these arrangements. The gross notional amount of outstanding foreign exchange swaps for which Vivendi is the counterparty was $85 million at December 31, 2011.

•                  The Company’s subsidiaries are party to a number of agreements with Universal Music Group, a wholly owned subsidiary of Vivendi, and its affiliates. These agreements pertain to the licensing of master recordings and compositions for the Company’s games and for marketing and promotional purposes. During 2011, the Company paid an aggregate of $5,059,620 in royalties and other fees (including fees relating to the marketing of artists whose music was licensed for the Company’s games) to Universal Music Group and its affiliates for those uses.

•                  Two of the Company’s subsidiaries utilize the services of SFR, a wholly owned subsidiary of Vivendi and mobile phone and internet services provider. During 2011, the Company paid an aggregate of $303,234 to SFR in respect of such services.

For more information about these transactions, please see the information contained under “Certain Relationships and Related Transactions” beginning on page 62 of the Company’s proxy statement relating to its 2012 Annual Meeting of Stockholders, which was filed on April 24, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2012

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer